Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-197040, and 333-199104) ) and S-3 (No. 333-205922) of Bankwell Financial Group, Inc. of our report dated March 9, 2017, relating to the financial statements of Bankwell Financial Group, Inc. which appears in this Form 10-K.
/s/ Whittlesey & Hadley, P.C.
Hartford, Connecticut
March 16, 2017